                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
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    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                            TELEDYNE, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/X/ $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
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     4) Proposed maximum aggregate value of transaction:
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     5) Total fee paid:
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/ /  Fee paid previously with preliminary materials.
/X/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        $500
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     2) Form, Schedule or Registration Statement No.:
        Soliciting Material Pursuant to Rule 14a-11(c)
        ------------------------------------------------------------------------
     3) Filing Party:
        Teledyne, Inc.
        ------------------------------------------------------------------------
     4) Date Filed:
        March 1, 1996
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                                  [LOGO]
                                   2049 CENTURY PARK EAST
                                   LOS ANGELES, CALIFORNIA 90067-3101
                                   (800) 835-3346  FAX (310) 551-4267

                                 April 4, 1996

Dear Fellow Shareholder:

    Over the past year, your Board of Directors has focused on finding strategic alternatives to achieve our single overriding goal: maximizing value for Teledyne shareholders. On Monday, April 1, 1996, your Board approved a definitive merger agreement with Allegheny Ludlum Corporation that we believe maximizes value today and creates a stronger platform for increased value in the future.

    Allegheny Ludlum is a leading producer of specialty metals, with production facilities and products that complement Teledyne's specialty metals segment. By combining, we will create a new entity to be called Allegheny Teledyne Incorporated. The combined company, with $4 billion in annual sales, will be a world class producer in specialty metals, and will maintain strong market positions in the aerospace and electronics, industrial, and consumer products businesses.

    The transaction is designed to provide shareholders an immediate increase in value, while preserving attractive longer-term growth opportunities. Specifically, the terms of the agreement provide for you to receive 1.925 shares of common stock in Allegheny Teledyne for each share of Teledyne common stock you own. Allegheny Ludlum shareholders will receive one share of Allegheny
Teledyne for each share of Allegheny Ludlum common stock. The transaction represents a 27% premium for Teledyne shareholders based on the close-of-market stock prices for Allegheny Ludlum and Teledyne on March 29, 1996. The transaction is expected to be tax-free to shareholders and accounted for as a pooling of interests.

    The combination of Allegheny Ludlum and Teledyne establishes for Allegheny Teledyne a basis for earnings and cash flow growth beyond that which Teledyne alone could generate. Teledyne's strong earnings growth, Allegheny Ludlum's long history of consistent operating profitability, and the significant business and financial synergies created by the merger are expected to increase the earnings and cash flow of both companies in the first full year of operations. It is expected that the cash flow of this new combination will comfortably allow Allegheny Teledyne to pay an annual cash dividend of $.64 per share.

    With Allegheny Teledyne, you will gain increased opportunities in the attractive specialty metals segment, retain a continued stake in the operating improvements and earnings momentum being generated by Teledyne's business plans, and benefit from the business, financial and cost synergies created by the combination. We expect the combination to enable savings of at least $85 million per year in pretax earnings and $50 million of after-tax cash flow. These amounts include the savings generated by applying Teledyne's surplus pension assets to Allegheny Ludlum's unfunded pension and retiree medical obligations. These amounts do not include the incremental operating profits we expect to produce through cross-marketing opportunities in specialty metals, and other potential gains resulting from the complementary nature of the businesses.

    For 1995, Allegheny Ludlum and Teledyne had combined revenues of $4.05 billion, net income of $274 million, and a combined net debt-to-capital ratio of 33% at year-end. Based on close-of-market prices of the two companies' stocks on March 29, 1996, Allegheny Teledyne would have a market capitalization of approximately $3.2 billion.

    OUR ANNUAL SHAREHOLDERS MEETING SCHEDULED FOR APRIL 24, 1996, HAS BEEN POSTPONED, IN ORDER TO ENABLE YOU TO CONSIDER THIS TRANSACTION FULLY. To achieve the benefits of this combination, the transaction will require your approval. Therefore, you will be receiving in due course a proxy statement from Teledyne, which will also constitute a prospectus for the shares of Allegheny Teledyne. The offer of those shares will be made only under that prospectus once it has been declared effective by the Securities and Exchange Commission.

    Along with the new proxy statement/prospectus, we will be sending you a new proxy card enabling you to cast your vote. NEITHER THE GREEN PROXY CARD PREVIOUSLY SENT TO YOU BY TELEDYNE, NOR THE WHITE PROXY CARD SENT TO YOU BY WHX, WILL BE USED FOR THIS VOTE.

    For those shareholders who also hold shares of our Series E Preferred Stock, we take this opportunity to advise you that those shares are not affected by this transaction and, upon the merger, will continue to be outstanding capital stock of Teledyne.

    We are enclosing for your reference a copy of the press release announcing this transaction. We thank you for your continued support.

                [SIG]                            [SIG]
Chairman and                                     President and
Chief Executive Officer                          Chief Operating Officer

                                          CONTACT:  Bert Delano
                                                    Allegheny Ludlum Corporation
                                                    412/394-2813
                                                    Rosanne O'Brien
                                                    Teledyne, Inc.
                                                    310/551-4265
                                                    Fred Spar/Adam Weiner
                                                    Kekst and Company
                                                    212/593-2655

FOR IMMEDIATE RELEASE

                     ALLEGHENY LUDLUM AND TELEDYNE AGREE TO
                  STRATEGIC COMBINATION VALUED AT $3.2 BILLION

                 COMBINATION TO BE ACCRETIVE TO BOTH COMPANIES'
                             EARNINGS AND CASH FLOW

                      BUSINESS, FINANCIAL SYNERGIES TOTAL
                         MORE THAN $85 MILLION ANNUALLY

    PITTSBURGH, PA. and LOS ANGELES, CALIF., April 1, 1996 -- Allegheny Ludlum Corporation (NYSE:ALS) and Teledyne, Inc. (NYSE:TDY) today announced a strategic merger to maximize shareholder value. The new company will be called Allegheny Teledyne Incorporated. The combined company, with $4 billion in annual sales, will be a world-class producer in specialty metals and will maintain strong market positions in aviation and electronics, industrial, and consumer products businesses.

    Under the terms of the definitive agreement approved today by the Boards of Directors of both companies, Allegheny Ludlum shareholders will receive one share of Allegheny Teledyne common stock for each share of Allegheny Ludlum common stock they own, and Teledyne shareholders will receive 1.925 shares of common stock in the new entity for each of their Teledyne shares. The terms of the transaction provide Teledyne shareholders with a 27% premium based on the close-of-market stock prices for both companies on March 29, 1996. The transaction is expected to be tax-free to shareholders and accounted for as a pooling of interests.

    Teledyne's strong earnings growth, together with Allegheny Ludlum's long history of consistent profitability, is expected to result in accretive earnings and cash flow to Allegheny Ludlum shareholders as soon as the combination occurs. When the significant business and financial synergies resulting from the merger are considered, the transaction is expected to be accretive to the earnings and cash flow of both companies in the first full year of combined operations. It is anticipated that the cash flow of this new combination will comfortably allow Allegheny Teledyne to pay an annual cash dividend of $.64 per share, a 23% increase for Allegheny Ludlum shareholders.

    Richard P. Simmons, Chairman of Allegheny Ludlum, stated, "The combination of Allegheny Ludlum with Teledyne is an excellent strategic fit both operationally and financially. Our Board strongly believes that this transaction enhances Allegheny Ludlum's long-term competitiveness in a manner that serves the best interests of Allegheny Ludlum shareholders."

    Arthur H. Aronson, Allegheny Ludlum's President and Chief Executive Officer, added, "In specialty metals Teledyne's high-quality products, production capabilities and strong distribution system provide immediate cross-marketing opportunities worldwide, while its engineering and technological expertise presents exciting possibilities for new product development. Teledyne's strong aviation and electronics, industrial, and consumer products businesses provide Allegheny Ludlum opportunities in attractive markets we do not currently serve, while balancing the cyclicality of the metals business.

    "We expect the combination to produce synergies of at least $85 million per year in pretax earnings and $50 million of after-tax cash flow. These amounts include the utilization of Teledyne's pension surplus to fund Allegheny Ludlum's pension and retiree medical expenses."

    William P. Rutledge, Teledyne's Chairman and Chief Executive Officer, stated, "We are extremely pleased to join forces with Allegheny Ludlum. Our Board's efforts over the past year have focused on finding a strategic option which would provide our shareholders an immediate increase in value while preserving longer-term growth opportunities. This combination does exactly that. Not only does it provide Teledyne shareholders with an immediate premium to the market value of Teledyne shares, but through business and financial synergies it establishes an even stronger basis for earnings and cash flow accretion over the long term.

    "In addition, this transaction utilizes Teledyne's surplus pension assets efficiently and ratifies the progress of our business plans. It strengthens the prospects for long-term ProfitableGrowth for our shareholders."

    Donald B. Rice, President and Chief Operating Officer of Teledyne, stated, "With Allegheny Teledyne, Teledyne shareholders will gain increased opportunities in specialty metals and will participate in a new entity featuring strong earnings, cash flow and capital structure. Shareholders will have a continued stake in the operating improvements and earnings momentum being generated by our business plans, and will receive even greater benefit from new opportunities to share interrelated technologies and skills across Allegheny Teledyne's businesses."

    Following is a table showing combined 1995 revenues by continuing business segments:

                                            AMOUNT     PERCENTAGE
                                          (MILLIONS)
                                          ----------   ----------
Specialty Metals........................    $2,362        58.3
Aviation & Electronics..................     1,015        25.0
Industrial..............................       347         8.6
Consumer................................       327         8.1
                                          ----------     -----
                                            $4,051       100.0

    The combined 1995 net income of the two companies was $274 million, and the combined net debt-to-market capitalization ratio was approximately 14% at year-end. Based on 1995 sales, the defense industry component of the combined company was approximately 15%. Based on close-of-market prices on March 29, 1996, Allegheny Teledyne would have a combined market capitalization of approximately $3.2 billion.

    Allegheny Teledyne will be a holding company headquartered in Pittsburgh, Pa. Its specialty metals operations will be headquartered in Pittsburgh, Pa., and its diversified technology operations will be headquartered in Los Angeles, Calif.

    Under the definitive agreement, the Board of Directors of Allegheny Teledyne will consist of Richard P. Simmons as Chairman of the Board and Chairman of the Executive Committee and 14 additional members, half of whom will be named by Allegheny Ludlum and half by Teledyne. William P. Rutledge will be Allegheny Teledyne's President and Chief Executive Officer. Arthur H. Aronson, Allegheny Ludlum's President and Chief Executive Officer, and Donald B. Rice, Teledyne's President and Chief Operating Officer, will become Executive Vice Presidents of Allegheny Teledyne. In addition, Mr. Aronson will remain President and Chief Executive Officer of Allegheny Teledyne's Allegheny Ludlum subsidiary, while Dr. Rice will remain President and will become Chief Executive Officer of the Teledyne subsidiary.

    In connection with the respective approvals of the definitive combination agreement, the Board of Directors of Allegheny Ludlum received advice from Salomon Brothers, and the Board of Directors of Teledyne was advised by Goldman, Sachs & Co.

    The transaction is conditioned on approval by the respective companies' shareholders, as well as customary regulatory and closing conditions. Allegheny Ludlum will schedule and hold a special shareholders' meeting to consider the combination. Teledyne's annual shareholders' meeting, scheduled for April 24, 1996, has been postponed.

    Teledyne, Inc. is a federation of technology-based businesses serving worldwide customers with commercial and government-related aviation and electronics products; high-value specialty metals for consumer, industrial and aviation applications; and industrial and consumer products.

    Allegheny Ludlum Corporation is a leading producer of a wide range of specialty materials including stainless steels, tool steels, high technology alloys and grain-oriented silicon steel.

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